Consent of Independent Accountants

    We hereby consent to the use in the Statement of Additional Information constituting part of Post-Effective Amendment No. 3 to the Registration Statement No. 333-81501 on Form N-4 (the "Registration Statement") of (1) our report dated February 5, 2001 relating to the financial statements of Separate Account A of The Equitable Life Assurance Society of the United States for the year ended December 31, 2000, and (2) our report dated February 5, 2001 relating to the consolidated financial statements of The Equitable Life Assurance Society of the United States for the year ended December 31, 2000. We also consent to the incorporation by reference in the Prospectus of our reports dated
February 5, 2001 appearing on page F-1 and F-47 of The Equitable Life Assurance Society of the United States' Annual Report on Form 10-K for the year ended December 31, 2000. We also consent to the references to us under the headings "About Our Independent Accountants" in the Prospectus and "Custodian and Independent Accountants" in the Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP
    New York, New York
    April 19, 2001